EQ ADVISORS TRUST
N-SAR

Exhibit 77.E. Legal Proceedings
       In July 2011, a lawsuit was filed in the United States District Court for the District of New
Jersey, entitled Mary Ann Sivolella v. AXA Equitable Life Insurance Company and AXA
Equitable Funds Management Group, LLC (“Sivolella Litigation”). The lawsuit was filed derivatively on behalf of eight Portfolios of the Trust: EQ/Common Stock Index Portfolio; EQ/
Equity Growth PLUS Portfolio; EQ/Equity 500 Index Portfolio; AXA Large Cap Value Managed Volatility Portfolio; AXA Global Equity Managed Volatility Portfolio; AXA Mid Cap
Value Managed Volatility Portfolio; EQ/Intermediate Government Bond Index Portfolio; and
1290 VT GAMCO Small Company Value Portfolio (the “Sivolella Portfolios”). Note, in June
2014, the EQ/Equity Growth PLUS Portfolio was reorganized into the AXA Large Cap Growth
Managed Volatility Portfolio. The lawsuit seeks recovery under Section 36(b) of the 1940 Act, for alleged excessive fees paid to FMG LLC and AXA Equitable (the “Defendants”) for investment management services. The Plaintiff seeks recovery of the alleged overpayments, or alternatively, rescission of the contracts and restitution of all fees paid, interest, costs, and fees.
In October 2011, FMG LLC and AXA Equitable filed a motion to dismiss the complaint. In
November 2011, the Plaintiff filed an Amended Complaint seeking the same relief, but adding new claims under: (1) Section 26(f) of the 1940 Act alleging that the variable annuity contracts sold by the Defendants charged excessive management fees, and seeking restitution and rescission of those contracts under Section 47(b) of the 1940 Act; and (2) a claim for unjust enrichment. The Defendants filed a motion to dismiss the Amended Complaint in December
2011. In May 2012, Plaintiff voluntarily dismissed the Section 26(f) claim seeking restitution and rescission under Section 47(b). In September 2012, the United States District Court for the
District of New Jersey denied the motion to dismiss the Amended Complaint as it related to the
Section 36(b) claim and granted the motion to as it related to the unjust enrichment claim.

       In January 2013, a second lawsuit against FMG LLC was filed in the United States District Court for the District of New Jersey by a group of Plaintiffs asserting substantially similar claims under
Section 36(b) and seeking substantially similar damages as in the Sivolella Litigation. The lawsuit, entitled Glenn D. Sanford, et al. v. AXA Equitable Funds Management Group, LLC (“Sanford
Litigation”), was filed derivatively on behalf of the EQ/PIMCO Ultra Short Bond Portfolio, the EQ/
T. Rowe Price Growth Stock Portfolio, the EQ/Global Bond PLUS Portfolio, and the EQ/Core Bond
Index Portfolio, in addition to four of the Sivolella Portfolios. In light of the similarities of the allegations in the Sivolella and Sanford Litigations, the court consolidated the two lawsuits.

       In April 2013, the Plaintiffs in the Sivolella and Sanford Litigations amended the complaints to add additional claims under Section 36(b) of the 1940 Act for recovery of alleged excessive fees paid to FMG LLC in its capacity as the Administrator to the Trust. The Plaintiffs seek recovery of the alleged overpayments, or alternatively, rescission of the contract and restitution of the excessive fees paid, interest, costs, and fees. In January 2015, Plaintiffs and Defendants filed motions for summary judgment and other pre-trial motions, which were denied by the Court in August 2015.

       The non-jury trial commenced in January 2016 and testimony concluded in February 2016.
Closing arguments occurred in June 2016 following post-trial briefing. On August 25, 2016, the Court issued its decision in favor of FMG LLC and AXA Equitable, finding that the Plaintiffs had failed to meet their burden to demonstrate that FMG LLC and AXA Equitable breached their fiduciary duty in violation of Section 36(b) or show any actual damages. In September 2016, the Plaintiffs filed a motion to amend the trial opinion and to amend or make new findings of fact and/or conclusions of law, which was denied by the Court in December 2016. In December 2016, Plaintiff filed a notice to appeal the Court’s decision to the United States Court of Appeals for the Third Circuit.

       No liability for litigation relating to these matters has been accrued in the financial statements of the Portfolios because any potential damages would be the responsibility of the Defendants.

       In November 2010, the Trust, and several of its Portfolios, were named as defendants and putative members of the proposed defendant class of contractholders in a lawsuit brought by The
Official Committee of Unsecured Creditors of Tribune Company (the “Committee”) in the United
States Bankruptcy Court for the District of Delaware regarding Tribune Company’s Chapter 11 bankruptcy proceeding (In re Tribune Company). The lawsuit relates to amounts paid to the Trust, and several of its Portfolios, as holders of publicly-traded shares of Tribune Company, which were components of certain broad-based securities market indices, for which there were public tender offers during 2007. The suit seeks return of the share price received by Tribune Company shareholders in the tender offers plus interest and attorneys’ fees and expenses.

       In July 2011, retiree participants in certain Tribune-defined compensation plans (the
“Retirees”) initiated a lawsuit in the United States District Court for the Southern District of
New York against certain Tribune Company shareholders who sold their shares as part of the
2007 public tender offers (the “Retiree Suit”). This Retiree Suit also seeks return of the share price received by Tribune Company shareholders in connection with the tender offers plus interest and attorneys’ fees and expenses.

       In August 2011, the trustees of certain trusts that hold notes issued by Tribune Company
(the “Noteholders”) initiated a separate lawsuit in the United States District Court for the
Southern District of New York against certain Tribune Company shareholders who sold their shares as part of the 2007 public tender offers (the “Noteholder Suit”). The Noteholder Suit also seeks return of the share price received by Tribune Company shareholders in connection with the tender offers plus interest and attorneys’ fees and expenses.

       The Committee’s Suit, the Retiree Suit, and the Noteholder Suit have each been consolidated with a number of related lawsuits filed by the Noteholders and Retirees around the United States into a single multidistrict litigation proceeding now pending in the United States District Court for the Southern District of New York (In re: Tribune Company Fraudulent Conveyance Litigation).

       The EQ/Equity 500 Index Portfolio, the EQ/GAMCO Mergers and Acquisitions Portfolio (now
called 1290 VT Mergers & Acquisitions Portfolio) and the AXA Mid Cap ValueManaged Volatility
Portfolio are named as defendants in the Noteholder Suit and the Retiree Suit. The EQ/Equity 500
Index Portfolio, the EQ/GAMCO Mergers and Acquisitions Portfolio (now called 1290 VT
Mergers & Acquisitions Portfolio), the AXA Mid Cap Value Managed Volatility Portfolio, the
AXA Large Cap Core Managed Volatility Portfolio, the EQ/Small Company Index II Portfolio (now
called EQ/Small Company Index Portfolio), the EQ/Common Stock Index II Portfolio (now called
EQ/Common Stock Index Portfolio), and EQ Advisors Trust are all putative members of the proposed defendant class of shareholders in the Committee’s suit. The EQ/Equity 500 Index
Portfolio, the EQ/GAMCO Mergers and Acquisitions Portfolio (now called 1290 VT Mergers &
Acquisitions Portfolio), the AXA Large Cap Core Managed Volatility Portfolio, and EQ Advisors
Trust are also named separately in the Committee’s suit, in the event it is not certified as class action.
The Multimanager Large Cap Value Portfolio (now called AXA Large Cap Value Managed
Volatility Portfolio) is named as a defendant in the Noteholder Suit and is also named as a putative member of the proposed defendant class of shareholders in the Committee’s suit. The amounts paid to the above seven Portfolios in connection with the public tender offers were approximately: (i) the
EQ/Equity 500 Index Portfolio — $1,740,800; (ii) the EQ/GAMCO Mergers and Acquisitions
Portfolio (now called 1290 VT Mergers & Acquisitions Portfolio) — $1,122,000; (iii) the AXA Mid
Cap Value Managed Volatility Portfolio — $2,992,000; (iv) the AXA Large Cap Core Managed
Volatility Portfolio — $64,600; (v) the EQ/Small Company Index II Portfolio (now called EQ/Small
Company Index Portfolio) — $61,200; (vi) the EQ/Common Stock Index II Portfolio (now called
EQ/Common Stock Index Portfolio) — $18,360; and (vii) the Multimanager Large Cap Value
Portfolio (now called AXA Large Cap ValueManaged Volatility Portfolio)—$3,359,200.

       The lawsuits do not allege any misconduct by the Trust or its Portfolios. Certain of the
Plaintiffs’ claims have been dismissed and in March 2016, the United States Court of Appeals for
the Second Circuit (the “Second Circuit”) has affirmed the dismissal of those claims. In
September 2016, Plaintiffs filed a petition for a writ of certiorari with the United States Supreme
Court, which is currently pending. In January 2017, the United States District Court for the
Southern District of New York dismissed the remaining claims involving shareholders, such as the Trust and several of its Portfolios, who sold their shares as part of the public tender offers.

       The Plaintiffs have requested permission from the court to appeal its decision to the Second
Circuit. The Trusts or its Portfolios cannot predict the outcome of these lawsuits. If the lawsuits were to be decided or settled in a manner adverse to the Portfolios, the payment of such judgments or settlements could have an adverse effect on each Portfolio’s NAV. However, no liability for litigation relating to this matter has been accrued in the financial statements of the
Portfolios, as the Adviser believes a loss is not probable.